EXHIBIT 3.1.6

                            CERTIFICATE OF FORMATION

                                       OF

                         WKI LATIN AMERICA HOLDING, LLC

     1. The name of the limited liability company is WKI LATIN AMERICA HOLDING, LLC.

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of WKI LATIN AMERICA HOLDING, LLC this 22nd day of March, 2000.

                                        /s/ John L. Eisel
                                        John L. Eisel
                                        Authorized Person